Exhibit 99.1

[Swiss Re logo]

Contacts	Swiss Re		Lincoln

Media:	Stephen K. Dishart	(212) 317-5640	LaNella Hooper: (215) 448-1423
Analysts:	Marcel Kaufmann	41 1 285 3949	Priscilla Brown: (215) 448-1422

FOR IMMEDIATE RELEASE

Swiss Re to Acquire Lincoln National’s Reinsurance Business for USD 2 billion

Zurich and Philadelphia, July 30, 2001 – Swiss Re (RUKN) and Lincoln National Corporation (NYSE: LNC) today announced that Swiss Re will acquire Lincoln’s reinsurance operation, Lincoln Re, headquartered in Fort Wayne, Indiana, for USD 2 billion. Swiss Re will integrate Lincoln’s reinsurance operations into the Swiss Re North American Life & Health unit, strengthening its position as the leader in the world’s largest life and health reinsurance market.

“Lincoln Re is an excellent strategic fit with our plans to expand our life and health reinsurance business globally and to further strengthen our leading life and health reinsurance business in North America,” said Walter B. Kielholz, Swiss Re chairman and chief executive officer. “As a world leader in managing capital and risk, Swiss Re is well suited to build on the success of Lincoln’s reinsurance business to better serve our combined clients across the globe.”

“The divestiture of Lincoln Re is a logical step in Lincoln’s strategic evolution from a multi-line insurer to a financial services company with a core focus on providing wealth accumulation and protection products and services,” said Jon A. Boscia, chairman and chief executive officer of Lincoln National Corporation. “Going forward, Lincoln will use its capital to implement an aggressive, yet disciplined, acquisition strategy and to continue its expanded stock buyback program. In conjunction with the transaction, Lincoln’s Board of Directors also has authorized the repurchase of an additional USD 500 million of LNC securities, bringing the total unused securities repurchase authorization to USD 866 million.”

In addition to the purchase price, Lincoln will retain USD 500 million of capital surplus currently supporting the business. Swiss Re will enjoy tax benefits which will offset the additional target surplus to be established. The transaction is expected to close in the fourth quarter.

It is Swiss Re’s intention to raise equity to finance the transaction. The details of that will be communicated on September 7 with the publication of the company’s half-year results.

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“We think very highly of Lincoln Re’s business and management team. They have built strong ties with an extremely valuable client base,” said Jacques E. Dubois, deputy chief executive officer, Swiss Re Life

& Health, and chairman, Swiss Re Life & Health, North America. “We look forward to their joining Swiss Re and playing an important role in the growth of the business.”

“Lincoln Re is a global leader in life, health and financial reinsurance with a reputation as the knowledge management expert in the industry,” said Lawrence T. Rowland, president and chief executive officer, Lincoln Re. “Combining Swiss Re and Lincoln Re’s resources, knowledge, people and expertise will provide tremendous value to our clients.”

Swiss Re is one of the world’s leading reinsurers with over 70 offices in more than 30 countries. In the 2000 financial year, gross premium volume amounted to CHF 26.1 billion (USD 15.4 billion) and the net income after tax reached CHF 3 billion (USD 1.8 billion). Swiss Re is rated “AAA” by Standard & Poor’s, “Aaa” by Moody’s and “A++” (superior) by A.M. Best.

Swiss Re Life & Health America Inc. is the US operation of Swiss Re Life & Health, a specialist global division of Swiss Re Group. The division delivers capital and risk management solutions to its clients – life and health insurers worldwide – across a wide spectrum of products. Headquartered in London, the business group operates through a network of 37 offices in 31 countries, serving clients in virtually every country in the world.

Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE: LNC) and its affiliates. With headquarters in Philadelphia, PA, Lincoln National Corporation has consolidated assets of $96 billion and annual consolidated revenues of $6.9 billion. Through its wealth accumulation and protection businesses, the company provides annuities, life insurance, 401(k) plans, life-health reinsurance, mutual funds, institutional investment management and financial planning and advisory services.

Advisories:

Swiss Re Analyst Briefing.
Swiss Re will hold an analysts’ conference call on Monday, July 30, 2001, at 10 a.m. (EST), to provide detailed information regarding the transaction. This meeting can be followed by listening in by telephone on: 41 91 610 4118. Slides will be available on the Internet two hours prior to the meeting.

Lincoln Webcasting and Conference Call information.
•	Investors may listen to a live conference call and view slides through the Internet: and www.LFG.com.
•	Please go to this website at least fifteen minutes early to register, download, and install any necessary streaming media software.
•	The conference call replay will be accessible through this web site until noon on Wednesday, August 1.

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